UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 27, 2016 (April 21, 2016)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8
(Address of principal executive offices) (Zip Code)

(514) 744-6792
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Joseph C. Papa -- New Chairman and CEO

On April 25, 2016, the Board of Directors (the “Board”) of Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) announced the appointment of Joseph C. Papa to become Valeant’s Chairman and Chief Executive Officer.  Mr. Papa, is expected to join the Company by early May and will succeed J. Michael Pearson, who is expected to remain as CEO and a director until Mr. Papa arrives at Valeant.  Mr. Papa will succeed Mr. Robert A. Ingram as Chairman of the Board of Directors.

Mr. Papa, age 60, has more than 35 years of experience in the pharmaceutical, healthcare services and specialty pharmaceutical industries, including 20 years of branded prescription drug experience.  He served as the Chief Executive Officer of Perrigo Company plc ("Perrigo") since 2006 and was appointed as its Chairman of the Board of Directors in 2007.  Prior to joining Perrigo, Mr. Papa served from December 2004 to October 2006 as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc.  From 2001 to 2004, he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc.  Prior to joining Watson Pharmaceuticals, Mr. Papa has also held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G. D. Searle & Company and Novartis AG.

Mr. Papa serves on the board of directors of Smith & Nephew, a developer of orthopedic medical devices.  Mr. Papa earned his Bachelor of Science degree in Pharmacy from the University of Connecticut and received a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Employment Agreement with Joseph C. Papa

In connection with Mr. Papa’s appointment as Chief Executive Officer, he has entered into an executive employment agreement with the Company dated as of April 25, 2016 (the “Employment Agreement”).  The original term of Mr. Papa’s Employment Agreement ends on the fifth anniversary of the date of commencement of his employment with Valeant (the “Commencement Date”).  Beginning at the expiration of the original term, the term of Employment Agreement will automatically renew for successive one year periods unless either party gives notice of non-renewal.

Cash Compensation

Pursuant to the Employment Agreement, Mr. Papa will receive a base salary of $1,500,000, a target annual bonus opportunity equal to 150% of his base salary, and a maximum annual bonus opportunity equal to 200% of his annual target bonus.  For 2016, seventy-five percent of Mr. Papa’s annual bonus opportunity will be based on the achievement of corporate financial metrics and twenty-five percent of Mr. Papa’s annual bonus opportunity will be based on the achievement of strategic metrics determined by the Talent and Compensation Committee of the Board (the “Committee”) after consultation with Mr. Papa.

Within 30 days following the Commencement Date, Mr. Papa will receive a cash payment from the Company equal to $8,000,000 to compensate Mr. Papa for equity-based compensation he forfeited in connection with the termination of his employment with Perrigo, the after-tax amount of which must be repaid by Mr. Papa to the Company if he voluntarily terminates his employment with the Company without Good Reason or is terminated by the Company for Cause during the first year of his employment with the Company.

Equity Compensation

In connection with entering into the Employment Agreement, Mr. Papa will receive (i) 373,367 restricted share units (“RSUs”), (ii) an option to acquire Company common shares with a grant-date fair value equal to $10,000,000 at an exercise price equal to the fair market value of the Company’s common stock on the date of grant and (iii) 933,416 performance-based restricted stock units (“PSUs”) (with the potential to earn between zero and 1,866,832 PSUs depending on performance, as described below).  Additionally, pursuant to the Employment Agreement, Mr. Papa must purchase $5,000,000 worth of common shares of the Company by no later than the first anniversary of the Commencement Date (the “Purchased Shares”).

The RSUs will vest on the fourth anniversary of the Commencement Date subject to Mr. Papa’s continued employment through the vesting date, provided, however, that the vesting of 50% of the RSUs may be accelerated to the second anniversary of the Commencement Date if certain individual goals relating to (i) succession planning, (ii) government relations, (iii) employee relations, (iv) customer relations and (v) shareholder relations are achieved.

The options will vest as to 25% of the total award on each of the first four anniversaries following the Commencement Date, subject to Mr. Papa’s continued employment with the Company through the applicable vesting date.

The PSUs will vest on the fourth anniversary of the Commencement Date based on the achievement of the following share prices, applying linear interpolation for performance between the applicable thresholds (and provided that Mr. Papa is employed by the Company through the vesting date): (A) if the share price on the vesting date is below $60, none of the PSUs will vest; (B) if the share price on the vesting date equals or exceeds $60, 25% of the PSUs will vest; (C) if the share price on the vesting date equals or exceeds $90, 50% of the PSUs will vest; (D) if the share price on the vesting date equals or exceeds $120, 75% of the PSUs will vest; (E) if the share price on the vesting date equals or exceeds $150, 100% of the PSUs will vest; (F) if the share price on the vesting date equals or exceeds $180, 125% of the PSUs will vest; (G) if the share price on the vesting date equals or exceeds $210, 150% of the PSUs will vest; (H) if the share price on the vesting date equals or exceeds $240, 175% of the PSUs will vest; and (I) if the share price on the vesting date equals or exceeds $270, 200% of the PSUs will vest. Notwithstanding the above, no more than 100% of the PSUs will vest if the Company’s total shareholder return for the period between the Commencement Date and the vesting date is below the 50th percentile ranking of the total shareholder return of the companies that constitute the NYSE ARCA PHARMACEUTICAL INDEX (^DRG).

It is not expected that Mr. Papa will receive additional equity grants prior to the fourth anniversary of the Commencement Date.  Following the fourth anniversary of the Effective Date, Mr. Papa will be eligible to receive equity grants at the sole discretion of the Board or the Committee.

Termination of Employment

Upon a termination of Mr. Papa’s employment by the Company without Cause, or by Mr. Papa for Good Reason, Mr. Papa will be entitled to receive a cash severance payment equal to the sum of two times the sum of Mr. Papa’s annual base salary and annual target bonus, a pro-rata annual bonus based on actual performance of the Company, and continued health benefits for 24 months at active employee rates.

Upon a termination of employment by the Company without Cause, or due to Mr. Papa’s death or disability, or by Mr. Papa for Good Reason (other than in connection with a Change of Control of the Company), Mr. Papa will be entitled to (i) accelerated vesting of any unvested RSUs held by Mr. Papa as of the date of termination, (ii) prorated vesting of any unvested option awards held by Mr. Papa as of the date of termination and (iii) prorated vesting of PSUs based on performance through the date of termination except that, in the event that the applicable share price of the Company on the termination date exceeds the market price of the common shares of the Company on the Commencement Date, the performance will be calculated as if the applicable share price on the date of Mr. Papa’s termination had been equal to the applicable share price necessary to attain the next highest performance threshold. “Good Reason” is defined under the Employment Agreement to include (i) a diminution of duties and responsibilities, including removing Mr. Papa from the position of Chief Executive Officer, (ii) any reduction in base salary or target bonus opportunity, (iii) any relocation of Mr. Papa’s primary place of business that results in an increase of his one-way commute by fifty miles or more, and (iv) a material breach by the Company of a material provision of the Employment Agreement.

In the event of a termination of Mr. Papa’s employment by the Company without Cause, or by Mr. Papa for Good Reason, in each case within 12 months of a Change of Control of the Company (or during the six-month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), unvested RSUs and options will vest in full, and unvested PSUs will vest based on actual performance through Mr. Papa’s termination date (or, if later, the date of the Change of Control).

Resale Restrictions

Pursuant to the Employment Agreement, Mr. Papa is restricted from selling, assigning, transferring or otherwise disposing of  Company common shares acquired pursuant to equity awards granted to him in accordance with the Employment Agreement (net of any shares sold or withheld by the Company in payment of the exercise price or tax withholding obligations) until the fourth anniversary of the Commencement Date  (or, if later, in the case of all of Mr. Papa’s options and PSUs, the first anniversary of the exercise date or vesting date and, in the case of 50% of Mr. Papa's options and PSUs, the second anniversary of the exercise date or vesting date). In addition, Mr. Papa is restricted from selling, assigning, transferring or otherwise disposing of Company common shares he purchases pursuant to the Employment Agreement until the fourth anniversary of the purchase date.   Notwithstanding the foregoing, all sales restrictions will lapse upon a Change of Control (excluding any Change of Control following which Mr. Papa serves as the chief executive officer of the ultimate parent company), Mr. Papa’s death, disability and involuntary termination of employment without Cause or for Good Reason, or, in the case of the purchased shares, Mr. Papa's voluntary termination of employment.

Restrictive Covenants

Mr. Papa will be subject to customary restrictive covenants including non-competition and non-solicitation covenants during his employment and for one year following termination of employment for any reason.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

A press release issued by the Company on April 25, 2016 announcing the appointment of Mr. Papa is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

J. Michael Pearson Compensation

On April 21, 2016, the Talent and Compensation Committee of the Board approved an  annual base salary for Mr. Pearson of $2 million, effective as of January 1, 2016 (reinstating the annual base salary in effect for Mr. Pearson prior to the employment agreement he entered into with the Company on January 7, 2015).  In addition, the Talent and Compensation Committee of the Board approved an annual target bonus opportunity for Mr. Pearson in respect of the 2016 fiscal year of 200% of annual base salary, 75% of which will be based on the achievement of certain corporate performance metrics and 25% of which will be based on Mr. Pearson’s assistance with the transition to the Company’s new Chief Executive Officer.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of April 25, 2016, between Valeant Pharmaceuticals International, Inc. and Joseph C. Papa
99.1	Press Release of Valeant Pharmaceuticals International, Inc. dated April 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2016

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert Chai-Onn
Name: Robert Chai-Onn
Title: Executive Vice President, General Counsel, Chief Legal Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated as of April 25, 2016, between Valeant Pharmaceuticals International, Inc. and Joseph C. Papa
99.1	Press Release of Valeant Pharmaceuticals International, Inc. dated April 25, 2016